Exhibit 99.1

FOR IMMEDIATE RELEASE
Momentive Specialty Chemicals Inc. Announces Fourth Quarter 2010 Results
Company Posts Significant Sales and Earnings Improvement
in Fourth Quarter 2010 Compared to Prior Year

COLUMBUS, Ohio - (February 25, 2011) - Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals” or the “Company”), formerly known as Hexion Specialty Chemicals, Inc., today announced results for the fourth quarter and year ended December 31, 2010. Results for the fourth quarter of 2010 include:

•
Revenues of $1.2 billion in the fourth quarter of 2010 compared to $1.0 billion during the prior year period as sales continued to increase primarily due to volume gains and pricing actions including the contractual pass through of higher raw material costs.

•
Operating income of $159 million for the fourth quarter of 2010 compared to operating income of $36 million for the prior year period. Fourth quarter 2010 operating income improved compared to the prior year due to higher revenues and an improved cost structure resulting from the Company's ongoing productivity program. Fourth quarter 2010 also included $80 million in terminated merger and settlement income compared to $1 million in the fourth quarter of 2009.

•	Net income of $53 million for the fourth quarter of 2010 versus net loss of $(6) million in the prior year period. Fourth quarter 2010 results reflected the same factors impacting operating income.

•
Segment EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $142 million in the fourth quarter of 2010 compared to $102 million during the prior year period. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income (Loss) later in this release.

Fiscal year 2010 results include:

•
Revenues of $4.82 billion for 2010 compared to $3.75 billion in 2009, with higher volumes accounting for $588 million of the increase, the contractual pass through of higher raw material driven price increases positively impacted sales by $490 million and unfavorable foreign currency translation of $11 million.

•
Operating income of $544 million in 2010 versus operating income of $133 million for the prior year period. Full-year 2010 results primarily reflected the improvement in its gross profit as a percentage of net sales, which increased to 15% in 2010 compared to 13% in 2009, due to improved volumes, pricing initiatives, favorable product mix, and productivity initiatives. 2010 operating income also included $171 million in terminated merger and settlement income compared to $62 million in 2009.

•
Net income of $214 million for 2010 versus net income of $114 million in the prior year period. 2010 results reflected the same factors impacting operating income. The Company's 2009 results also included a $224 million gain on the extinguishment of $298 million in face value of outstanding debt securities.

•
Segment EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $609 million in 2010 compared to $373 million during the prior year period. In addition, the Company reported Adjusted EBITDA for the last twelve months of $698 million, including savings of approximately $50 million that the Company expects to achieve in connection with the shared services agreement that it recently entered into with Momentive Performance Materials Inc. ("MPM"). (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income (Loss) later in this release.)

“With strong top line and segment EBITDA growth in the fourth quarter of 2010 compared to the prior year, we continue to demonstrate significant operating leverage from our comprehensive cost control initiatives,” said Craig O. Morrison, Chairman, President and CEO “While we experienced the normal seasonality that we anticipated in the fourth quarter of 2010, we also continued to benefit from tight market conditions that positively impacted our base epoxy resins and acrylic monomers versus the prior year period. We also posted solid quarterly gains in our oilfield proppants,Versatic™ Acids and Derivatives and international forest products businesses. Our overall fourth quarter 2010 results, however, were negatively impacted by inflation for key raw materials, which negatively impacted our segment EBITDA margins on a sequential basis compared to the third quarter of 2010. We're continuing to pursue a number of pricing actions to offset these raw material trends. We also took steps to optimize our portfolio through the recent divestiture of our Inks and Adhesive Resins business. In the fourth quarter of 2010, we also completed actions under the shared services agreement that will generate annual run-rate savings of $13 million. The timing of implementation of these actions was better than our initial estimates, and the savings will be allocated amongst MSC and MPM as per the agreement.”
“Our record 2010 Segment EBITDA of $609 million surpassed the $594 million we posted in 2007 and reflected strong demand for our specialty products, continued growth in international markets and our productivity initiatives. Finally, we were pleased to enter into the shared services agreement with Momentive Performance Materials Inc. in connection with the transactions that formed Momentive Performance Materials Holdings LLC in October 2010. We believe that through our relationship with Momentive Performance Materials Inc. we can significantly improve our cost structure and accelerate our growth.”

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and year ended December 31, 2010. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is defined and reconciled to Net Income (Loss) later in this release.)

(U.S. Dollars in Millions)	Three months ended Dec. 31,		Year ended Dec. 31,
	2010	2009	2010	2009
Net Sales to Unaffiliated Customers (1)(2):
Epoxy and Phenolic Resins	$655	$530	$2,530	$1,944
Formaldehyde and Forest Product Resins	401	340	1,607	1,198
Coatings	162	141	681	609
	$1,218	$1,011	$4,818	$3,751
Segment EBITDA (2):
Epoxy and Phenolic Resins	$102	$75	$431	$267
Formaldehyde and Forest Product Resins	39	36	177	111
Coatings	14	4	63	46
Corporate and Other	(13)	(13)	(62)	(51)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

(2)	Certain of the Company's product lines have been realigned, resulting in reclassifications between segments. Prior period balances have been reclassified to conform to current presentations
Reconciliation of Segment EBITDA to Net Income (Loss) (Unaudited)
(U.S. Dollars in Millions)

	Three months ended Dec. 31,		Year ended Dec. 31,
	2010	2009	2010	2009
Segment EBITDA:
Epoxy and Phenolic Resins	$102	$75	$431	$267
Formaldehyde and Forest Product Resins	39	36	177	111
Coatings	14	4	63	46
Corporate and Other	(13)	(13)	(62)	(51)
Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement income, net	80	1	171	62
Non-cash charges	3	—	(5)	4
Unusual items:
Loss on divestiture of assets	(3)	(5)	(2)	(6)
Loss from discontinued operations	(8)	(7)	(2)	(27)
Business realignments	(6)	(2)	(22)	(41)
Asset impairments	—	(3)	—	(49)
Other	(7)	(10)	(28)	(41)
Total unusual items	(24)	(27)	(54)	(164)
Total adjustments	59	(26)	112	(98)
Interest expense, net	(71)	(51)	(276)	(223)
(Loss) gain on extinguishment of debt	(22)	1	(30)	224
Income tax (expense) benefit	(12)	12	(35)	8
Depreciation and amortization	(43)	(44)	(166)	(170)
Net income (loss) attributable to Momentive Specialty Chemicals Inc.	53	(6)	214	114
Net income attributable to noncontrolling interest	—	2	—	3
Net income (loss)	$53	$(4)	$214	$117

Inks and Adhesive Resins Transaction
On January 31, 2011, Momentive Specialty Chemicals Inc. announced that it had completed the sale of its global Ink & Adhesive Resins (IAR) business to Harima Chemicals, Inc. for a net purchase price of $120 million. The IAR business had 2010 annual revenues of approximately $356 million and is one of the world's leading suppliers of resins and additives to the graphics arts, adhesives, aroma chemical, synthetic rubber and specialty coating industries. Harima's purchase included the complete business including 11 manufacturing facilities on five continents and the IAR global product portfolio. The IAR business was previously reported within the Company's Coatings and Inks segment and is reported as a discontinued operation for the year ended December 31, 2010 and all prior periods presented. Thus the Company has not included the earnings from this business in Segment or Adjusted EBITDA figures presented herein.
Outlook
“We believe we enter 2011 with encouraging demand trends and look to build on our 2010 performance through a combination of cost control initiatives, pricing actions, and continued international expansion through the completion of our two Asia Pacific sites currently under construction,” Morrison said. “We anticipate continued strength in volumes for specialty applications, such as specialty epoxy resins, our oilfield proppants and Versatic™ Acids and Derivatives in 2011. We anticipate taking many of the actions in the coming year required to realize the anticipated synergies from the shared services agreement with Momentive Performance Materials Inc.”
Liquidity and Capital Resources
At December 31, 2010, Momentive Specialty Chemicals had $3.39 billion of unaffiliated net debt. In addition, at December 31, 2010, Momentive Specialty Chemicals had $515 million in liquidity including $180 million of unrestricted cash and cash equivalents, $220 million of borrowings available under our senior secured revolving credit facilities, and $115 million of borrowings available under additional credit facilities at certain international subsidiaries and an equity commitment from certain affiliates of Apollo Management, L.P. In addition, the net purchase price of $120 million from the IAR transaction is not reflected in the year-end 2010 liquidity total.
As previously announced, in November 2010, Momentive Specialty Chemicals refinanced $533 million in outstanding principal amount of its 9.75% Second-Priority Senior Secured Notes due 2014 through the issuance of $574 million aggregate principal amount of 9.00% Second-Priority Senior Secured Notes due 2020. As a result, the Company effectively extended its weighted average debt maturities by one year and has no significant maturities through 2012 and approximately $700 million, or approximately 20 percent, of its total unaffiliated debt coming due through the end of 2014.
At December 31, 2010, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Momentive Specialty Chemicals expects to have adequate liquidity to fund its ongoing operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities, amounts available for borrowings under its credit facilities and amounts committed from its parent.
Earnings Call
Momentive Specialty Chemicals will host a teleconference to discuss Fourth Quarter and Fiscal Year 2010 results on Friday, February 25, 2011, at 10 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: 866-314-5050
International Participants: 617-213-8051
Participant Passcode: 60141791
Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com.
A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time on February 25, 2011. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 50428209. A replay also will be available through the Investor Relations Section of the Company's website.

Covenant Compliance
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and non-recurring costs and to reflect other permitted adjustments (including the expected future impact of announced acquisitions and in-process cost saving initiatives), in each case as determined under the governing debt agreement. Certain covenants and tests in the Company's debt agreements (i) require the Company to maintain a leverage ratio and (ii) restrict the Company's ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company's ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). Under the indentures governing certain of the Company's debt instruments, the Company's ability to incur additional indebtedness and make future acquisitions is restricted unless the Company has an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these ratios can result in limiting long-term growth prospects by hindering the Company's ability to incur future indebtedness or grow through acquisitions.
The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA in the indentures governing certain of the Company's debt instruments is appropriate to assess the Company's future ability to incur additional indebtedness or make future acquisitions. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).
Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company's calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company's results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

Reconciliation of Last Twelve Month Net Income to Adjusted EBITDA
The following table reconciles net income to EBITDA and Adjusted EBITDA, as calculated under certain of the Company's indentures, for the period presented:

(U.S. Dollars in Millions)	Year Ended December 31, 2010
Net income	$214
Income taxes	35
Loss on extinguishment of debt	30
Interest expense, net	276
Depreciation and amortization	166
EBITDA	721
Adjustments to EBITDA:
Terminated merger and settlement income, net(1)	(171)
Non-cash items(2)	5
Unusual items:
Loss on divestitures of assets	2
Loss from discontinued operations(3)	2
Business realignments(4)	22
Other(5)	43
Total unusual items	69
Productivity program savings(6)	24
Savings from shared services agreement(7)	50
Adjusted EBITDA(8)	698
Fixed Charges(9)	$246
Ratio of Adjusted EBITDA to Fixed Charges(10)	2.84

(1)
Represents insurance recoveries by our owner in 2010 related to the $200 termination settlement payment that was pushed down and treated as an expense of the Company in 2008. Also represents recognition of insurance settlements related to litigation associated with the terminated Huntsman merger.

(2)	Represents stock-based compensation and unrealized foreign exchange and derivative activity.

(3)	Represents the results of the IAR business.

(4)	Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.

(5)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, realized foreign currency activity and debt issuance costs related to the January Refinancing Transactions.

(6)	Represents pro forma impact of in-process productivity program savings.

(7)	Represents pro forma impact of in-process savings from the shared services agreement with MPM in conjunction with the Momentive Combination

(8)
Adjusted EBITDA corresponds to the definition of “EBITDA” calculated on a pro forma basis used in certain of the Company's indentures and differs from the calculation of “EBITDA” calculated on a “Pro Forma Basis” used in the Company's credit agreement governing the senior credit facility due primarily to differences in classifications of unrestricted subsidiaries under such agreements.

(9)
Reflects pro forma interest expense based on interest rates at January 28, 2011 as if the January Refinancing Transaction, November Refinancing Transaction, and the execution of the July 2010 Swap had taken place at the beginning of the period.

(10)
We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of December 31, 2010, the Company was able to satisfy this test and incur additional indebtedness under this indenture.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical fact, could be forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our businesses, the economy and other future events and conditions, and are based on currently available financial, economic and competitive data and current business plans. Actual results could vary materially depending on risks and uncertainties that may affect operations, markets, services, prices and other factors as discussed in the Company's most recent Annual Report on Form 10-K and other filings made by Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals”) with the Securities and Exchange Commission (SEC). We caution you against relying on any forward-looking statements as they are neither statements of historical fact nor guarantees of future performance.
Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional or global economic, competitive and regulatory factors including, but not limited to, the current credit crises and global economic downturn, interruptions in the supply of or increased pricing of raw materials due to natural disasters, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations involving our products, and the following:

•	difficulties with the integration process or realization of benefits from the Momentive Performance Materials transaction,

•	our inability to achieve expected cost savings,

•	the outcome of litigation described in the Company's footnote to financial statements on Commitments and Contingencies in the Company's most recent SEC filings,

•	our failure to comply with financial covenants under our credit facilities or other debt, and

•	the other factors described in the Risk Factors sections of the Annual Reports on Form 10-K and in the Company's other SEC filings.
Any forward-looking statement made by us in this document speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time.
About the Company
Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. is the global leader in thermoset resins. Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC., the owner if its sister company, Momentive Performance Materials Inc., a global leader in silicones and advanced materials. Additional information is available at www.momentive.com.
About the New Momentive
Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, the "new Momentive"). The new Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world.
The new Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals, Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. The new Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about the new Momentive and its products is available at www.momentive.com.
Contacts
Investors:
John Kompa
614-225-2223
john.kompa@momentive.com
Media:
Peter Loscocco
614-225-4127
peter.loscocco@momentive.com
(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Three months ended December 31,
(In millions)	2010	2009
Net sales	$1,218	$1,011
Cost of sales	1,045	877
Gross profit	173	134
Selling, general and administrative expense	82	83
Terminated merger and settlement income, net	(80)	(1)
Asset impairments	—	3
Business realignment costs	6	2
Other operating expense, net	6	11
Operating income	159	36
Interest expense, net	71	51
Loss (gain) on extinguishment of debt	22	(1)
Other non-operating income, net	(5)	(4)
Income (loss) before income tax	71	(10)
Income tax expense (benefit)	12	(12)
Income from continuing operations before earnings from unconsolidated entities	59	2
Earnings from unconsolidated entities, net of taxes	2	1
Income before discontinued operations	61	3
Loss from discontinued operations, net of tax	(8)	(7)
Net income (loss)	53	(4)
Net income attributable to noncontrolling interest	—	(2)
Net income (loss) attributable to Momentive Specialty Chemicals Inc.	$53	$(6)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Year ended December 31,
(In millions)	2010	2009
Net sales	$4,818	$3,751
Cost of sales	4,074	3,260
Gross profit	744	491
Selling, general and administrative expense	344	320
Terminated merger and settlement income, net	(171)	(62)
Asset impairments	—	49
Business realignment costs	22	41
Other operating expense, net	5	10
Operating income	544	133
Interest expense, net	276	223
Loss (gain) on extinguishment of debt	30	(224)
Other non-operating income, net	(5)	—
Income before income tax	243	134
Income tax expense	35	(8)
Income from continuing operations before earnings from unconsolidated entities	208	142
Earnings from unconsolidated entities, net of taxes	8	2
Net income from continuing operations	216	144
Net loss from discontinued operations, net of tax	(2)	(27)
Net income	214	117
Net income attributable to noncontrolling interest	—	(3)
Net income attributable to Momentive Specialty Chemicals Inc.	$214	$114
Comprehensive income attributable to Momentive Speciality Chemicals Inc.	$203	$211

CONDENSED CONSOLIDATED BALANCE SHEETS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

(In millions, except share data)	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents (including restricted cash of $6 and $7, respectively)	$186	$142
Short-term investments	6	10
Accounts receivable (net of allowance for doubtful accounts of $25 and $24, respectively)	547	423
Inventories:
Finished and in-process goods	279	245
Raw materials and supplies	117	95
Other current assets	80	77
Current assets of discontinued operations	180	101
Total current assets	1,395	1,093
Other assets	153	99
Property and equipment
Land	80	88
Buildings	305	299
Machinery and equipment	2,268	2,314
	2,653	2,701
Less accumulated depreciation	(1,365)	(1,321)
	1,288	1,380
Goodwill	169	177
Other intangible assets, net	132	151
Noncurrent assets of discontinued operations	—	73
Total assets	$3,137	$2,973
Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$430	$457
Debt payable within one year	82	78
Affiliated loans payable	2	4
Interest payable	69	36
Income taxes payable	24	35
Accrued payroll and incentive compensation	66	47
Other current liabilities	152	191
Current liabilities of discontinued operations	40	40
Total current liabilities	865	888
Long-term liabilities
Long-term debt	3,488	3,324
Affiliated long-term debt	100	100
Long-term pension and post employment benefit obligations	208	224
Deferred income taxes	110	116
Other long-term liabilities	160	136
Advance from affiliates	225	225
Noncurrent liabilities from discontinued operations	—	9
Total liabilities	5,156	5,022
Commitments and contingencies
Deficit
Common stock - $0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2010 and 2009	1	1
Paid-in capital	324	485
Treasury stock, at cost - 88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	(24)
Accumulated other comprehensive income	88	99
Accumulated deficit	(2,115)	(2,328)
Total Momentive Specialty Chemicals Inc. deficit	(2,022)	(2,063)
Noncontrolling interest	3	14
Total deficit	(2,019)	(2,049)
Total liabilities and deficit	$3,137	$2,973

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Year Ended December 31,
(In millions)	2010	2009
Cash flows provided by operating activities
Net income	$214	$117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	172	178
Loss (gain) on extinguishment of debt	30	(224)
Push-down of income recovered by shareholder	(163)	(37)
Deferred tax benefit	(10)	(7)
Non-cash impairments and accelerated depreciation	—	57
Other non-cash adjustments	10	(5)
Net change in assets and liabilities:
Accounts receivable	(142)	128
Inventories	(65)	99
Accounts and drafts payable	(16)	95
Income taxes payable	12	6
Other assets, current and non-current	(16)	2
Other liabilities, current and long-term	19	(54)
Net cash provided by operating activities	45	355
Cash flows used in investing activities
Capital expenditures	(119)	(131)
Capitalized interest	(1)	(5)
Proceeds from matured debt securities	4	—
Change in restricted cash	2	2
Deconsolidation of variable interest entities	(4)	—
Purchases of investments	—	(2)
Proceeds from the sale of assets	14	4
Investment in unconsolidated affiliates, net	5	—
Net cash used in investing activities	(99)	(132)
Cash flows provided by (used in) financing activities
Net short-term debt repayments	(7)	(10)
Borrowings of long-term debt	2,356	1,155
Repayments of long-term debt	(2,177)	(1,404)
(Repayments) borrowings of affiliated debt	(3)	104
Purchase of note receivable due from parent	—	(24)
Payment of dividends on common stock	—	(10)
Long-term debt and credit facility financing fees	(72)	(5)
Deconsolidation of noncontrolling interest in variable interest entity	—	(24)
Payment of dividends to noncontrolling interest holder	—	(4)
Net cash provided by (used in) financing activities	97	(222)
Effect of exchange rates on cash and cash equivalents	2	13
Increase in cash and cash equivalents	45	14
Cash and cash equivalents at beginning of year	135	121
Cash and cash equivalents (unrestricted) at end of year	$180	$135